News Release I For Immediate Release

FactSet Reports Results for Second Quarter 2026
◦Q2 GAAP revenues of $611.0 million, up 7.1% from Q2 2025.
◦Organic ASV was $2,449.1 million at February 28, 2026, up 6.7% year over year.
◦Q2 GAAP operating margin of 30.3%, down approximately 220 bps year over year.
◦Q2 adjusted operating margin of 35.0%, down 230 bps year over year.
◦Q2 GAAP diluted EPS of $3.59, down 4.5% from the prior year, and Q2 adjusted diluted EPS of $4.46, up 4.2% year over year.
◦Fiscal 2026 guidance updated. Expected organic ASV growth of $130 million to $160 million (approximately 5.4% to 6.7%), GAAP revenues in the range of $2,450 million to $2,470 million, GAAP diluted EPS in the range of $14.85 to $15.35, and adjusted diluted EPS in the range of $17.25 to $17.75.

NORWALK, Conn., March 31, 2026 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its second quarter fiscal 2026 ended February 28, 2026.

Second Quarter Fiscal 2026 Highlights
•GAAP revenues increased 7.1%, or $40.3 million, to $611.0 million for the second quarter of fiscal 2026 compared with $570.7 million in the prior year period. Organic(1) revenues grew 6.8% year over year to $606.2 million during the second quarter of fiscal 2026. Growth in GAAP and organic revenues this quarter was driven by institutional buy-side and wealth management clients.
•Annual Subscription Value ("ASV") was $2,450.2 million at February 28, 2026, compared with $2,306.1 million at February 28, 2025. Organic ASV was $2,449.1 million at February 28, 2026, up 6.7% or $152.9 million year over year(1).
•Organic ASV increased $38.0 million over the last three months. Please see the “ASV” section of this press release for details.
•GAAP operating margin decreased to 30.3% compared with 32.5% for the prior year period primarily due to higher employee compensation costs, technology-related expenses and amortization of intangible assets, partially offset by growth in revenues and a decrease in acquisition-related professional fees. Adjusted operating margin decreased to 35.0% compared with 37.3% in the prior year period, mainly due to higher compensation, technology-related expenses and professional fees.
•GAAP diluted earnings per share ("EPS") decreased 4.5% to $3.59 compared with $3.76 for the same period in fiscal 2025, mainly driven by higher operating expenses and an impairment charge within Other assets, partially offset by growth in revenues and a lower share count. Adjusted diluted EPS increased 4.2% to $4.46 compared with $4.28 in the prior year period, driven by growth in revenues and a lower share count, offset by a higher tax rate.
•Net cash provided by operating activities was $211.7 million for the second quarter of fiscal 2026, an increase of 21.7% compared with the prior year period. Free cash flow increased to $185.7 million for the second quarter of fiscal 2026, compared with $150.2 million for the prior year period, an increase of 23.6%, primarily due to higher operating cash flows.
•GAAP effective tax rate for the second quarter of fiscal 2026 increased to 17.4% compared with 15.9% for the second quarter of fiscal 2025. The increase was primarily due to the limitation on the deductibility of executive compensation and lower excess tax benefits from stock-based compensation, partially offset by a favorable resolution of uncertain tax positions in the U.S.

"FactSet delivered another quarter of accelerating growth, driven by the strength of our data, the depth of our workflow integration, and the trust our clients place in us to run their most critical processes,” said Sanoke Viswanathan, CEO of FactSet. "In light of continued momentum across the business, we are raising our growth outlook for the year and remain focused on disciplined execution and targeted investments to expand our opportunity and strengthen operating leverage over time."

(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency.

News Release I For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	February 28,
(Results in thousands, except per share data)	2026	2025	Change
Revenues	$611,019	$570,660	7.1%
Organic revenues	$606,176	$567,543	6.8%
Operating income	$184,961	$185,492	(0.3)%
Adjusted operating income	$214,068	$212,669	0.7%
Operating margin	30.3%	32.5%
Adjusted operating margin	35.0%	37.3%
Net income	$133,056	$144,860	(8.1)%
Adjusted net income	$165,271	$164,976	0.2%
Adjusted EBITDA	$233,194	$224,646	3.8%
Diluted EPS	$3.59	$3.76	(4.5)%
Adjusted diluted EPS	$4.46	$4.28	4.2%
     * See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
“We achieved a strong second quarter with accelerating ASV and revenue growth, while our increased buyback activity capitalized on valuation opportunities to enhance shareholder value," said Helen Shan, CFO of FactSet. "We are encouraged by early AI contributions—both in new client engagement and operational benefits—positioning us well for sustained growth for the fiscal year."
Annual Subscription Value (ASV)
ASV at any given point in time represents the forward-looking revenues for the next 12 months from all subscription services currently supplied to clients.
ASV was $2,450.2 million at February 28, 2026, compared with $2,306.1 million at February 28, 2025. Organic ASV was $2,449.1 million at February 28, 2026, up $152.9 million from the prior year, for a growth rate of 6.7%. Organic ASV increased $38.0 million over the last three months.
Segment Revenues and ASV
ASV from the Americas was $1,605.9 million compared with ASV in the prior year period of $1,501.1 million. Organic ASV from the Americas increased 7.0% to $1,605.8 million. Americas revenues for the quarter increased to $399.7 million compared with $369.7 million in the second quarter of last year. The Americas quarterly organic revenues growth rate was 7.4% over the prior year period.
ASV from EMEA was $595.2 million compared with ASV in the prior year period of $571.3 million. Organic ASV from EMEA increased 4.3% to $594.2 million. EMEA revenues were $149.1 million compared with $143.4 million in the second quarter of fiscal 2025. The EMEA quarterly organic revenues growth rate was 4.0% over the prior year period.
ASV from Asia Pacific was $249.1 million compared with ASV in the prior year period of $233.7 million. Organic ASV from Asia Pacific increased 10.0% to $249.1 million. Asia Pacific revenues were $62.2 million compared with $57.6 million in the second quarter of fiscal 2025. The Asia Pacific quarterly organic revenues growth rate was 9.7% over the prior year period.
Operational Highlights – Second Quarter Fiscal 2026
•Client count as of February 28, 2026 was 9,101, a net increase of 98 clients in the past three months, driven by corporate and wealth management clients. The count includes clients with ASV of $10,000 and more.
•User count was 241,352 as of February 28, 2026, a net increase of 1,489 users in the past three months, driven by an increase in wealth management and dealmakers users.
•Annual ASV retention was greater than 95% as of February 28, 2026. When expressed as a percentage of clients, annual retention was 91% as of February 28, 2026.

News Release I For Immediate Release

•Employee headcount was 12,840 as of February 28, 2026, up 1.9% over the last 12 months, with the increase primarily in the content and technology groups. FactSet's centers of excellence account for approximately 68% of the Company's employees.
•A quarterly dividend of $40.3 million, or $1.10 per share, was paid on March 19, 2026, to holders of record of FactSet’s common stock at the close of business on February 27, 2026.
•FactSet announced a multi-year strategic agreement with Barclays, providing access to FactSet’s financial data, analytics, and technology solutions to support Barclays’ long-term market data strategy.
•FactSet announced the availability of Kepler Cheuvreux Aftermarket Research (AMR) on the FactSet platform, expanding European equity research coverage across more than 1,000 stocks.
•FactSet launched AI Doc Ingest for Cobalt, enabling private capital clients to extract and structure portfolio company data from unstructured documents into the Cobalt Portfolio Monitoring platform.
•After the quarter:
◦FactSet appointed Kate Stepp as Chief AI Officer and Bob Stolte as Chief Technology Officer, strengthening the Company's enterprise AI and platform strategy.
◦FactSet integrated AI-driven financial crime risk management capabilities into the Workstation in collaboration with ComplyAdvantage, enabling corporate banking clients to manage onboarding, screening, and risk monitoring within a unified workflow.
Share Repurchase Program
FactSet repurchased 651,750 shares of its common stock for $163.0 million at an average price of $250.14 during the second quarter of fiscal 2026 under the Company’s share repurchase program. As of February 28, 2026, $697.1 million remained available for share repurchases under this program.

Annual Business Outlook
FactSet is updating its outlook for fiscal 2026. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.

Fiscal 2026 Expectations (with reference to most recent previous guidance):
•Organic ASV is expected to grow in the range of $130 million to $160 million during fiscal 2026 (up from $100 million to $150 million).
•GAAP revenues are expected to be in the range of $2,450 million to $2,470 million (up from $2,423 million to $2,448 million).
•GAAP operating margin is expected to be in the range of 29.5% to 31.0% (unchanged).
•Adjusted operating margin is expected to be in the range of 34.0% to 35.5% (unchanged).
•FactSet's annual effective tax rate is expected to be in the range of 18.0% to 19.0% (unchanged).
•GAAP diluted EPS is expected to be in the range of $14.85 to $15.35 (up from $14.55 to $15.25).
•Adjusted diluted EPS is expected to be in the range of $17.25 to $17.75 (up from $16.90 to $17.60).
Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2026. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Second Quarter 2026 Conference Call Details

Date:            Tuesday, March 31, 2026
Time:            9:00 a.m. Eastern Time
Participant Registration:    FactSet Q2 2026 Earnings Call Registration

News Release I For Immediate Release

Please register for the conference call using the above link in advance of the call start time. Upon registration, you will receive dial-in information and a unique access PIN. The earnings presentation will be available on FactSet’s Investor Relations website at 8:30 a.m. Eastern Time on March 31, 2026, 30 minutes before the earnings call begins.

A replay will be available on the Investor Relations website after 1:00 p.m. Eastern Time on March 31, 2026, and will remain accessible through March 31, 2027. A transcript of the earnings call will be available via FactSet CallStreet.
Forward-looking Statements
This press release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about future events, trends, contingencies, and circumstances, industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures or investments, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "intends," "projects," "indicates," "predicts," "potential," or "continue," the negative of those terms, and similar expressions. Forward-looking statements are not guarantees of future performance, outcomes, events, or actions and involve a number of known and unknown risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, including Item 1A, Risk Factors, and quarterly reports on Form 10-Q, as well as others, could cause results, performance, achievements, or activities to differ materially from those expressed or implied by the forward-looking statements. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. FactSet assumes no duty to and does not undertake to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Future results could differ materially from historical performance.
About Non-GAAP Financial Measures
The Company reports its financial results in accordance with U.S. GAAP. The Company also refers to and presents certain additional non-GAAP financial measures. These measures include: organic revenues, adjusted operating margin, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA, adjusted diluted EPS, and free cash flow. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP at the back of this release.

FactSet uses these non-GAAP financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these non-GAAP financial measures provide useful supplemental information to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods, and such measures may also facilitate comparisons to historical performance. The Company believes that organic revenues, adjusted operating margin, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA, and adjusted diluted EPS help to fully reflect the underlying economic performance of FactSet. The Company believes that free cash flow is useful to investors because it is an indication of cash flow that may be available to fund investments in future growth initiatives. The presentation of this non-GAAP financial information should not be considered in isolation from, or as a substitute for, the financial information prepared and presented in accordance with GAAP. We are not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted without unreasonable effort.

News Release I For Immediate Release

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) supercharges financial intelligence, offering enterprise data and information solutions that power our clients to maximize their potential. Our cutting-edge digital platform seamlessly integrates proprietary financial data, client datasets, third-party sources, and flexible technology to deliver tailored solutions across the buy-side, sell-side, wealth management, private equity, and corporate sectors. With over 47 years of expertise, offices in 19 countries, and extensive multi-asset class coverage, we leverage advanced data connectivity alongside AI and next-generation tools to streamline workflows, drive productivity, and enable smarter, faster decision-making. Serving more than 9,000 global clients and over 241,000 individual users, FactSet is a member of the S&P 500 dedicated to innovation and long-term client success. Learn more at www.factset.com and follow us on X and LinkedIn.

Investor Relations:
Kevin Toomey
+1.212.209.5259
Kevin.Toomey@factset.com

Media Relations:
Vested
+1-917-291-2366
Factset@fullyvested.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	February 28,		February 28,
(In thousands, except per share data)	2026	2025	2026	2025
Revenues	$611,019	$570,660	$1,218,640	$1,139,327
Operating expenses
Cost of services	296,742	269,604	584,658	528,383
Selling, general and administrative	129,316	115,564	256,950	234,117
Total operating expenses	426,058	385,168	841,608	762,500

Operating income	184,961	185,492	377,032	376,827

Other income (expense), net
Interest income	891	273	1,980	2,974
Interest expense	(13,062)	(13,916)	(26,447)	(28,316)
Other income (expense), net	(11,679)	471	(1,341)	574
Total other income (expense), net	(23,850)	(13,172)	(25,808)	(24,768)

Income before income taxes	161,111	172,320	351,224	352,059

Provision for income taxes	28,055	27,460	65,588	57,177
Net income	$133,056	$144,860	$285,636	$294,882

Basic earnings per common share	$3.60	$3.81	$7.68	$7.76
Diluted earnings per common share	$3.59	$3.76	$7.65	$7.66

Basic weighted average common shares	36,927	38,015	37,168	38,010
Diluted weighted average common shares	37,063	38,510	37,339	38,513

Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	February 28, 2026	August 31, 2025
ASSETS
Cash and cash equivalents	$268,338	$337,651
Investments	16,929	17,445
Accounts receivable, net of reserves of $12,323 at February 28, 2026 and $13,789 at August 31, 2025	320,233	270,684
Prepaid taxes	28,681	33,600
Prepaid expenses and other current assets	89,997	70,379
Total current assets	724,178	729,759

Property, equipment and leasehold improvements, net	84,427	85,203
Goodwill	1,287,221	1,284,708
Intangible assets, net	1,884,910	1,916,102
Deferred tax assets	61,495	61,226
Lease right-of-use assets, net	120,460	121,776
Other assets	57,139	105,498
TOTAL ASSETS	$4,219,830	$4,304,272

LIABILITIES
Accounts payable and accrued expenses	$149,243	$135,262
Current lease liabilities	33,575	33,145
Accrued compensation	88,479	130,596
Deferred revenues	188,722	167,852
Current taxes payable	5,607	13,041
Dividends payable	40,305	41,410
Total current liabilities	505,931	521,306

Long-term debt	1,369,216	1,368,260
Deferred tax liabilities	14,728	14,902
Taxes payable	41,387	45,095
Long-term lease liabilities	150,866	157,104
Other liabilities	8,590	11,192
TOTAL LIABILITIES	$2,090,718	$2,117,859

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$2,129,112	$2,186,413

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,219,830	$4,304,272

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended
	February 28,
(In thousands)	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$285,636	$294,882
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	87,838	74,127
Amortization of lease right-of-use assets	16,185	15,177
Stock-based compensation expense	39,324	30,139
Deferred income taxes	2,381	8,763
Other, net	8,389	3,268
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable	(51,015)	(46,225)
Prepaid expenses and other assets	(18,997)	(3,889)
Accounts payable and accrued expenses	11,948	(61,915)
Accrued compensation	(42,241)	(21,470)
Deferred revenues	20,222	11,934
Taxes payable, net of prepaid taxes	(6,101)	(24,810)
Lease liabilities, net	(20,597)	(19,654)
Net cash provided by operating activities	332,972	260,327

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(56,844)	(49,610)
Acquisition of businesses, net of cash and cash equivalents acquired	—	(342,461)
Purchases of investments	(1,104)	(4,208)
Proceeds from maturity or sale of investments	36,050	58,155
Net cash provided by (used in) investing activities	(21,898)	(338,124)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	—	305,000
Repayments of debt	—	(200,000)
Dividend payments	(82,379)	(78,817)
Proceeds from employee stock plans	16,663	60,344
Repurchases of common stock	(302,930)	(113,142)
Deferred acquisition consideration	(12,052)	(4,699)
Other financing activities	(5,958)	(14,228)
Net cash provided by (used in) financing activities	(386,656)	(45,542)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,299	(8,048)
Net increase (decrease) in cash, cash equivalents and restricted cash	(74,283)	(131,387)
Cash, cash equivalents and restricted cash at beginning of period	351,695	422,979
Cash, cash equivalents and restricted cash at end of period	$277,412	$291,592

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$268,338	$278,548
Restricted cash included in Prepaid expenses and other current assets	3,202	6,522
Restricted cash included in Other assets	5,872	6,522
Total cash, cash equivalents and restricted cash	$277,412	$291,592
Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Organic Revenues
Organic revenues exclude the current year impact of revenues from acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency. The table below provides a reconciliation of revenues to organic revenues:

(Unaudited)	Three Months Ended
	February 28,
(In thousands)	2026	2025	Change
Revenues	$611,019	$570,660	7.1%
Acquisition revenues	(3,392)	—
Disposition revenues	—	(3,117)
Currency impact	(1,451)	—
Organic revenues	$606,176	$567,543	6.8%

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA, adjusted EBITDA, and adjusted diluted EPS.
Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA represents earnings before interest expense, provision for income taxes and depreciation and amortization expense, while adjusted EBITDA further excludes non-recurring non-cash expenses.

News Release I For Immediate Release

	Three Months Ended
	February 28,
(in thousands, except per share data)	2026	2025	% Change
Operating income	$184,961	$185,492	(0.3)%
Intangible asset amortization	19,179	18,137
CEO compensation costs(1)	3,944	—
India labor codes reform	2,883	—
Business disposition, acquisitions and related costs	2,043	9,040
Asset impairment	887	—
Restructuring/severance	171	—
Adjusted operating income	$214,068	$212,669	0.7%
Operating margin	30.3%	32.5%
Adjusted operating margin(2)	35.0%	37.3%
Net income	$133,056	$144,860	(8.1)%
Intangible asset amortization	15,121	13,425
Impairment within Other assets(3)	10,249	—
CEO compensation costs(1)	3,109	—
India labor codes reform	2,273	—
Business disposition, acquisitions and related costs	1,611	6,691
Asset impairment	699	—
Restructuring/severance	135	—
Non-operating income from business disposition	(130)	—
Income tax items	(852)	—
Adjusted net income(4)	$165,271	$164,976	0.2%
Net income	133,056	144,860	(8.1)%
Interest expense	13,062	13,916
Income taxes	28,055	27,460
Depreciation and amortization expense	43,690	38,410
EBITDA	$217,863	$224,646	(3.0)%
Non-recurring non-cash expenses(5)	15,331	—
Adjusted EBITDA	$233,194	$224,646	3.8%
Diluted EPS	$3.59	$3.76	(4.5)%
Intangible asset amortization	0.41	0.35
Impairment within Other assets(3)	0.28	—
CEO compensation costs(1)	0.08	—
India labor codes reform	0.06	—
Business disposition, acquisitions and related costs	0.04	0.17
Asset impairment	0.02	—
Restructuring/severance	0.00	—
Non-operating income from business disposition	0.00	—
Income tax items	(0.02)	—
Adjusted diluted EPS(4)	$4.46	$4.28	4.2%
Weighted average common shares (diluted)	37,063	38,510
(1)Related to the recognition of one-time make-whole cash and equity awards issued to our CEO, with the majority of the awards recognized over their respective service periods.
(2)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(3)Related to the impairment of an equity investment.

News Release I For Immediate Release

(4)For purposes of calculating Adjusted net income and Adjusted diluted EPS, all adjustments for the three months ended February 28, 2026 and February 28, 2025 were taxed at an adjusted tax rate of 21.2% and 26.0%, respectively.
(5)Primarily related to the impairment of an equity investment.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2026 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,450	$2,470
Operating income	$760	$729
Operating margin	31.0%	29.5%

Intangible asset amortization	75	75
CEO compensation	25	25
Discrete items	10	12
Adjusted operating income	$870	$840
Adjusted operating margin(a)	35.5%	34.0%

Net income	$582	$555
Intangible asset amortization	60	60
CEO compensation	20	20
Discrete items	8	10
Adjusted net income	$670	$645

Diluted earnings per common share	$15.35	$14.85
Intangible asset amortization	1.63	1.63
CEO compensation	0.54	0.54
Discrete items	0.23	0.23
Adjusted diluted earnings per common share	$17.75	$17.25
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow
Cash flows provided by operating activities have been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow.

(Unaudited)	Three Months Ended
	February 28,
(In thousands)	2026	2025	Change
Net Cash Provided for Operating Activities	$211,688	$173,955	21.7%
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(25,997)	(23,736)	9.5%
Free Cash Flow	$185,691	$150,219	23.6%

News Release I For Immediate Release

The following table presents the calculation of organic ASV.

(In millions)	As of February 28, 2026
As reported ASV	$2,450.2
Impact from foreign currency movements	(1.1)
Organic ASV	$2,449.1
Organic ASV annual growth rate(a)	6.7%
(a)For comparability purposes, in calculating the organic ASV annual growth rate, the prior year excludes ASV from dispositions completed in the last 12 months.